Exhibit 99.1

September 28, 2015

WHOLE FOODS MARKET STATEMENT

REGARDING REDUCTION IN POSITIONS

As part of its ongoing commitment to lower prices for its customers and invest in technology upgrades while improving its cost structure, Whole Foods Market will reduce a number of positions over the next eight weeks. The company estimates the net reduction to be approximately 1,500 jobs, which represents 1.6 percent of its workforce. It anticipates many of the reductions to be managed through natural attrition and expects a significant percentage of affected Team Members will find other jobs from the nearly 2,000 open positions across the company or via new jobs created from the more than 100 new stores in development.

Whole Foods Market added over 9,000 new jobs in the past year and created nearly 35,000 over the past five years. “This is a very difficult decision, and we are committed to treating affected Team Members in a caring and respectful manner. We have offered them several options including transition pay, a generous severance, or the opportunity to apply for other jobs. In addition, we will pay these Team Members in full over the next eight weeks as they decide which option to choose.” said Walter Robb, co-CEO of Whole Foods Market. “We believe this is an important step to evolve Whole Foods Market in a rapidly changing marketplace.”

Disclaimer on Forward-looking Statements

Certain statements in this company statement and from time to time in filings with the Securities and Exchange Commission, news releases, reports, and other written and oral communications made by us and our representatives, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “continue,” “could,” “can,” “may,” “will,” “likely,” “depend,” “should,” “would,” “plan,” “predict,” “target,” and similar expressions, and include references to assumptions and relate to our future prospects, developments and business strategies. Except for the historical information contained herein, the matters discussed in this analysis are forward-looking statements that involve risks and uncertainties that may cause our actual results to be materially different from such forward-looking statements and could materially adversely affect our business, financial condition, operating results and cash flows. These risks and uncertainties include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other factors which are often beyond the control of the Company, as well other risks listed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2014 and Quarterly Report on Form 10-Q for the third quarter ended July 5, 2015, and risks and uncertainties not presently known to us or that we currently deem immaterial.